UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): March 14, 2016

CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33492 (Commission File Number)	61-1512186 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2016, Courtney Mather resigned from the board of directors (the “Board”) of CVR Energy, Inc. (the “Company”), and the board of directors of the general partner (the “GP Board”) of CVR Refining, LP (“CVR Refining”). CVR Refining is a subsidiary of the Company.

Effective March 14, 2016, Jonathan Frates has been appointed to the Board and to the GP Board. Mr. Frates has been a Portfolio Company Associate at Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since November 2015. Prior to joining Icahn Enterprises, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC. Mr. Frates has served as a director of: American Railcar Industries, Inc., a railcar manufacturing company, since March 2016; Viskase Companies, Inc., a meat casing company, since March 2016; CVR Energy, Inc., a diversified holding company primarily engaged in petroleum refining and nitrogen fertilizer production, since March 2016; and CVR Refining, LP, an independent downstream energy limited partnership, since March 2016. American Railcar Industries, Viskase Companies, CVR Energy and CVR Refining are each indirectly controlled by Carl C. Icahn. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School.

Mr. Frates has been named to serve on the Compensation Committee and as chairman of the Nominating and Corporate Governance Committee of the Board. In addition, he has been named to the Compensation Committee and the Environmental, Health and Safety Committee of the GP Board. Mr. Frates will not receive any compensation for serving on the Board or the GP Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 16, 2016

CVR Energy, Inc.

By:	/s/ John R. Walter
John R. Walter
Senior Vice President, General Counsel and Secretary